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                                   CLEO INC
                           MANAGEMENT INCENTIVE PLAN
                                     1996


I.       PURPOSE

                  The Cleo Inc Management Incentive Program (MIP) is a financial reward based program designed to provide incentive to eligible management participants to encourage accomplishment of established company and individual performance goals.


II.      GENERAL

                  The MIP is an annual cash payment program based upon achievement of Cleo's pre-tax (operating income) budget, and individual performance goals (MBO's).

                  Individual participants will receive an incentive payment annually computed as a percent of annual salary depending upon their MIP Grouping, provided annual goals are met or exceeded (Exhibit "A").

                  The established Groups are:

                     GROUP            MAX INCENTIVE
                                     (% OF SALARY)

                      I-A                 50%
                      I-B                 45%
                      II                  30%
                      III                 20%
                      IV                  10%

III.     PLAN SPECIFICS

                  Seventy (70) percent of a participant's annual incentive will be based upon accomplishment of the company's 1996 financial goal, a

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budgeted loss from operations of $1,857,000. Thirty (30) percent of a participant's annual incentive will be based upon accomplishment of individual MBO's (3-5 written goals set by the participant and management), and an overall satisfactory performance evaluation for the plan year.

                  Should the 1996 financial goal be achieved by Cleo, participants will be eligible to receive 100% of their incentive payment in accordance with their assigned MIP Group's limitation (i.e. Group I participants could receive up to 45% of base annual salary if all MBO's are accomplished and the company meets or exceeds the financial goal). No incentive payments will be earned should Cleo fail to attain the 1996 financial goal.


IV.      PARTICIPATION CRITERIA

         A. Eligible participants must be actively employed by Cleo at the time incentive payments are distributed, except retirees will receive a pro-rata share based upon full months worked in the plan year.

         B.       The plan year is January 1 through December 31.

         C. Base pay for purposes of calculating incentive payments shall be the eligible participants annualized salary on January 1 of the plan year.

         D. New Hires into an eligible Group will receive a pro-rata share of the applicable Group incentive rate if hired prior to June 1 of the plan year (full month worked). New hires subsequent to June 1 of the plan year will not be eligible to participate in the MIP.
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         E.       Transfers from one eligible Group to another within the plan year will receive a pro-rata share based upon number of days worked in each Group during the plan year.

         F. The MIP is separate and distinct from any annual merit increases granted by the company based upon regular annual individual performance reviews.

NOTE:   Cleo Sales Associates are not included in the MIP since a separate
Sales Incentive Bonus program is applied to the Sales group.






March 7, 1996